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                           M&I Marshall & Ilsley Bank
                             770 North Water Street
                           Milwaukee, Wisconsin 53202


                                  June 17, 2002

Mr. Linn H. Bealke
Mississippi Valley Bancshares, Inc.
13205 Manchester Road
St. Louis, Missouri  63131

Dear Linn:

     The purpose of this letter (the "Letter Agreement") is to set forth our agreement regarding your employment by M&I Marshall & Ilsley Bank or an affiliate thereof (jointly, the "Bank"). This Letter Agreement shall be null and void and of no further effect if the merger of Mississippi Valley Bancshares, Inc. ("MVB") with and into Marshall & Ilsley Corporation ("M&I") (the "Merger") does not occur.

     1. Term and Duties. The term of your employment under this Letter Agreement will begin on the date the Merger occurs (the "Effective Time") and will end on December 31, 2004, unless terminated earlier pursuant to Paragraph 6 hereof (the "Term"). You will not be entitled to any severance payments upon the termination of the Term, except as provided in Paragraph 7 hereof. Excluding any periods of vacation and sick leave to which you are entitled, you shall devote substantially all of your business time, efforts and skills to the business and affairs of the Bank. Your duties shall be to assist the Bank in developing and maintaining employee, customer and community relationships and facilitating the integration of MVB with M&I.

     2. Cash Compensation. Your annualized base salary will be $227,000 ("Base Salary") or $8,730.77 for every bi-weekly period. In addition, you will receive an annual incentive for the 2002, 2003 and 2004 calendar years of $200,000 per annum, payable in the January immediately succeeding each calendar year. All such amounts are stated prior to applicable federal and state income and employment tax withholding.

     3. Other Benefits. During the Term, you will be entitled to participate in the welfare benefit plans and qualified retirement plans of the Bank or its parent, M&I, on the same terms and conditions as other full-time, active employees, subject to meeting the eligibility criteria therefore, but will not be eligible to participate in the Bank's short or long-term disability income plans because of the continuance of payments provided in Paragraphs 4 and 7(c) hereof. You will be entitled to take a reasonable amount of vacation time consistent with your position and tenure with the Bank, taking into account prior service credit. In addition, you will be entitled to

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continued use of the automobile, owned by MVB and used by you as of June 1,
2002, for the Term, with the Bank paying the same classes of expenses it paid prior to the Effective Time. At the end of the Term, the automobile will be transferred to you at no cost unless your employment is terminated for Cause. However, the fair market value of the car at the date of transfer will be compensation to you for income tax purposes and will be subject to income and employment tax withholding. Except in the case of termination of your employment for Cause or your voluntary termination of employment without Good Reason prior to December 31, 2004, the Bank will continue to pay dues for the clubs, to which you belonged as of June 1, 2002, until the earlier of (a) your 65th birthday or
(b) your death or Disability. Except in the case of termination of your employment for Cause or your voluntary termination of employment without Good Reason prior to December 31, 2004, the Bank will provide you with an office in the Bank's main location in the St. Louis area until the earlier of (a) December 31, 2009 or (b) your death or Disability. The Bank will also provide you fully subsidized health insurance on the same basis as full-time active employees of M&I until you reach age 65 and to your current spouse as of the date of Merger until she reaches age 65.

     4. Additional Payments. Starting with the month after your employment terminates for any reason other than death, you will receive $2,000 per month until the month in which you attain age 65 in full satisfaction of the obligation of Southwest Bank of St. Louis ("SW Bank") to you under that Consulting Agreement dated January 18, 1996 (the "Consulting Agreement"). This amount is stated prior to any reduction for required federal or state income or employment tax withholding. Payments of such amounts are conditioned on (a) you executing after termination of employment within the stated period a release, in the form attached hereto as Exhibit A, and not revoking such release during the applicable rescission period and (b) you entering into an agreement with SW Bank prior to the Effective Time canceling the Consulting Agreement. Payments under this paragraph will not qualify as compensation for purposes of any qualified or nonqualified retirement or welfare benefit plans or programs of M&I.

     5. Noncompete Agreement. In consideration for the compensation and benefits provided to you pursuant to this Letter Agreement, you agree to sign contemporaneously herewith an agreement governing confidentiality, nonsolicitation of employees, customers and prospective customers and noncompetition (the "Noncompete Agreement"). The length of the nonsolicitation and noncompetition agreements shall be while you are employed by the Bank and for the three-year period subsequent to your termination of employment. This Letter Agreement will be null and void and of no further effect if you do not sign the Noncompete Agreement.

     6. Termination of Employment. During the Term, your employment hereunder may be terminated under any of the following circumstances:

          (a) Death or Disability. Your employment shall terminate automatically upon your death or Disability. "Disability" means your inability to perform the essential functions of your job, with or without reasonable accommodation, for 90 consecutive days or 120 days in any one-year period as determined by a mutually agreed upon physician in the St. Louis area.

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          (b) Termination by Bank. The Bank may terminate your employment for
     Cause or without Cause. For purposes of this Agreement, "Cause" means (i) an act or acts of personal dishonesty taken by you and intended to result in your substantial personal enrichment at the expense of the Bank or (ii) the willful commission by you of a criminal or other act that causes or will likely cause substantial economic or reputational damage to the Bank or which results in you being unavailable to render services to the Bank.

          (c) Voluntary Termination by You. You may voluntarily terminate your employment with the Bank at any time for Good Reason or without Good Reason. "Good Reason" means (i) a material breach of the Bank's obligations under this Letter Agreement, or (ii) a request by the Bank or any of its affiliates that you relocate more than 30 miles from the your current work location on the date of the Merger, and which relocation you refuse.

          7. Obligations Upon Termination.

          (a) Termination by the Bank for Cause; Voluntary Termination by You Without Good Reason. If your employment with the Bank is terminated by the Bank for Cause, or voluntarily by you without Good Reason, the Bank will pay and/or provide you with the following: (i) your Base Salary through the date your employment terminates (the "Termination Date") in a lump sum within thirty days after the Termination Date, and (ii) all benefits to which you are entitled under any benefit plans or programs of the Bank in accordance with the terms of such plans through the Termination Date.

          (b) Termination by Reason of Death. If your employment with the Bank is terminated during the Term by reason of your death, the Bank will pay and/or provide your legal representative, as the case may be, with the following: (i) your Base Salary as then in effect through the Termination Date in a lump sum within thirty days after the Termination Date, (ii) an annual incentive for the period ending with the Termination Date equal to the product of $200,000 times a fraction, the numerator of which shall equal the number of days during such fiscal year preceding the Termination Date, and the denominator of which shall equal three hundred sixty-five
     (365) and (iii) all benefits to which you are entitled under any benefit plans or programs of the Bank in accordance with the terms of such plans or programs through the Termination Date.

          (c) Termination by the Bank Without Cause, Termination by You for Good Reason or Termination for Disability. If the Bank terminates your employment without Cause, you voluntarily terminate your employment for Good Reason, or your employment terminates because of Disability, the Bank will pay and/or provide you or your legal representative (in the case of your Disability and you are unable to consent) with the following after compliance with subparagraph (d) hereof: (i) Base Salary continuation and payment of the annual incentive until December 31, 2004 (including an incentive for the 2004 calendar year) and (ii) all benefits to which you are entitled under (a) any benefit plans or programs of the Bank in accordance with the terms of such plans other than the short and long-term disability income plans, participation in which you have waived, and (b) this Letter Agreement.

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          (d) Release of Claims. Notwithstanding the foregoing, the Bank will not pay to you, and you will not have any right to receive any payments described in subparagraphs (b) and (c), above, or any benefits described in Paragraph 3, above, for the period after the Term, unless and until you or your legal representative (in the case of your death or Disability if you are unable to consent) executes, and there shall be effective following any statutory period for revocation, a release, in a form attached hereto as Exhibit A. To meet the requirements of this subparagraph, the release cannot be signed until after the Term.

          (e) Withholding and Other Issues. Payments to be made to you under this Paragraph 7 will be reduced by any applicable income or employment taxes which are required to be withheld under applicable law, and all amounts are stated before any such deduction. Furthermore, none of the payments under subparagraphs (b) and (c) hereof shall be included as compensation for purposes of any qualified or nonqualified retirement or welfare benefit plans or programs of the Bank or M&I. All payments under this Letter Agreement are in lieu of any severance you may otherwise be entitled to under any plan or program of the Bank, M&I or MVB and any accrued but unpaid vacation pay as of the date of your termination of employment.

     8. Miscellaneous. This Letter Agreement supersedes all prior agreements and understandings concerning the matters addressed herein other than (a) the Noncompete Agreement and (b) a separate agreement entered into on this date regarding enhancement of your nonqualified pension benefits. This Letter Agreement and its interpretation shall be governed and construed in accordance with the laws of the State of Missouri, without regard to its principles of conflicts of laws, and shall be binding upon the parties hereto and their respective successors and assigns. This Letter Agreement can only be amended with the written consent of you and the Bank. This Letter Agreement may be executed in counterparts, both of which, when taken together, shall constitute one and the same agreement.

     If you agree with the terms of this Letter Agreement, please sign the Noncompete Agreement and in the space provided below.

                                     Yours very truly,

                                     /s/ Dennis J. Kuester

                                     Dennis J. Kuester
                                     Chief Executive Officer

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     I hereby consent to the terms contained in this Letter Agreement and agree to be bound by them.

         /s/ Linn H. Bealke
         ----------------------------------------
         Linn H. Bealke

         June 24, 2002
         ----------------------------------------
         Date

  MW630469_1.DOC

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                                                                       Exhibit A

                         COMPLETE AND PERMANENT RELEASE

     In order to receive certain enumerated benefits under the letter agreement between M&I Marshall & Ilsley Bank and me dated June 17, 2002 (the "Letter Agreement"), I must sign and return this Release to the director of human resources at M&I, 770 North Water Street, Milwaukee, Wisconsin 53202. I must do so within twenty-one (21) calendar days after my termination of employment (or by any later date as may be specified by Marshall & Ilsley Corporation ("M&I")).

     1. General Release of Claims.

     I hereby release M&I from, and covenant not to sue M&I with respect to, any and all claims I have against M&I.

     2. Claims to Which Release Applies.

     This release applies both to claims which are now known or are later discovered. However, this release does not apply to any claims that may arise after the date I execute the release. Nor does this release apply to any claims which may not be released under applicable law.

     3. Claims Released Include Age Discrimination and Employment Claims

     The claims released include, but are not limited to, (1) claims arising under the Age Discrimination in Employment Act as amended (29 U.S.C. Section 621 et seq.), (2) claims arising out of or relating in any way to my employment with M&I or the conclusion of that employment and (3) claims arising under any other federal, state or local law, regulation, ordinance or order that regulates the employment relationship and/or employee benefits.

     4. Release Covers Claims Against Related Parties.

     For purposes of this release, the term "M&I" includes Marshall & Ilsley Corporation, Mississippi Valley Bancshares, Inc., and any of its present, former and future owners, parents, affiliates and subsidiaries, and its and their directors, officers, shareholders, employees, agents, servants, representatives, predecessors, successors, and assigns. Therefore, the claims released include claims I have against any such persons or entities.

     5. The Terms "Claims" and "Release" are Construed Broadly.

     As used in this release, the term "claims" shall be construed broadly and shall be read to include, for example, the terms "rights", "causes of action (whether arising in law or equity)", "damages", "demands", "obligations", "grievances" and "liabilities" of any kind or character.

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Similarly, the term "release" shall be construed broadly and shall be read to include, for example, the terms "discharge" and "waive".

     6. Release Binding on Employee and Related Parties.

     This release shall be binding upon me and my agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors, and assigns.

     7. Additional Consideration.

     I have executed this release in consideration for benefits under the Letter Agreement. I acknowledge that these benefits represent consideration in addition to anything of value that I am otherwise entitled to receive from M&I and that they are sufficient to support this release.

     8. All Representations in Documents.

     In entering into this release I acknowledge that I have not relied on any verbal or written representations by any M&I representative other than those explicitly set forth in this release.

     9. Opportunity to Consider this Release; Consultation with Attorney.

     I have read this release and fully understand its terms. I have been offered at least 21 days to consider its terms. I have been (and am again hereby) advised in writing to consult with an attorney before signing this release.

     10. Voluntary Agreement.

     I have entered into this release knowingly and voluntarily and understand that its terms are binding on me.

     11. Partial Invalidity of Release.

     If any part of this release is held to be unenforceable, invalid or void, then the balance of this release shall nonetheless remain in full force and effect to the extent permitted by law.

     12. Headings.

     The headings and subheadings in this release are inserted for convenience and reference only and are not to be used in construing the release.

     13. Applicable Law.

     Missouri law will apply in connection with any dispute or proceeding concerning this release.

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     14. Suit in Violation of this Release--Loss of Benefits and Payment of
Costs.

     If I bring an action against M&I in violation of this release or if I bring an action asking that the release be declared invalid or unenforceable, I agree that prior to the commencement of such an action I will tender back to M&I all payments which I have received as consideration for this release. If my action is unsuccessful I further agree that I will pay all costs, expenses and reasonable attorneys' fees incurred by M&I in its successful defense against the action. I acknowledge and understand that all remaining benefits to be provided to me as consideration for this release will permanently cease as of the date such action is instituted. However, the previous three sentences shall not be applicable if I bring an action challenging the validity of this release under the Age Discrimination in Employment Act (which I may do without penalty under this release).

     15. 7 Day Revocation Period.

     I understand that I have a period of seven (7) calendar days following the date I deliver a signed copy of this release to Human Resources to revoke this release by giving written notice to that manager. This release will be binding and effective upon the expiration of this 7-day period if I do not revoke, but not before.

EXECUTED THIS _____________ DAY OF ______________________, 200___.


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Employee's Signature

MW630469_1.DOC